                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement

    [ ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))

    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                       Madison Gas and Electric Company
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                        MADISON GAS AND ELECTRIC COMPANY

                                  [MG&E LOGO]

                ------------------------------------------------

                                PROXY STATEMENT
                ------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 1996

                        MADISON GAS AND ELECTRIC COMPANY
                              POST OFFICE BOX 1231
                         MADISON, WISCONSIN 53701-1231

                                                                  March 26, 1996

Dear Shareholder:

     The directors and officers of the Company join me in extending a cordial invitation to you to attend our 1996 Annual Meeting of Shareholders which will be held on Monday, May 6, 1996, at 11:00 a.m., local time, at the Holiday Inn -- Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin (see the map on the next page).

     The accompanying Proxy Statement requests approval of the election of a slate of nominees for directors of Class I to hold office until 1999 and approval of an amendment to the Company's Restated Articles of Incorporation.

     At the Meeting we will discuss last year's operations, comment on items of interest to you and the Company, and give you an opportunity to ask questions. Following the Meeting, our Company's officers, directors, and other employees will be available to answer any questions you may have.

     YOUR VOTE IS IMPORTANT TO US. I ENCOURAGE YOU TO SIGN AND DATE YOUR PROXY PROMPTLY AND MAIL IT BACK TO US even if you plan to attend the Meeting. You may revoke your proxy at the Meeting and vote your shares in person if you wish.

     I hope you will be able to attend.

                                         Very truly yours,

                                         David C. Mebane
                                         DAVID C. MEBANE
                                         Chairman of the Board, President,
                                         and Chief Executive Officer

     If you plan to attend the Annual Meeting in person, please fill out the enclosed attendance card and return it with your proxy so that we may have an indication of the number of shareholders planning to attend the Meeting.

     If you have any questions, please feel free to call our Shareholder Services toll-free number. Call 1-800-356-6423 if you are calling from outside Wisconsin (Continental United States). In Wisconsin, please call
1-800-362-6423, and in the Madison area, call 252-4744.

                               CAMERA READY MAP

From the West Beltline Highway, take Exit 252 -- Greenway Blvd.

                        MADISON GAS AND ELECTRIC COMPANY
                              POST OFFICE BOX 1231
                         MADISON, WISCONSIN 53701-1231

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        MONDAY, MAY 6, 1996, 11:00 A.M.

     The 1996 Annual Meeting of Shareholders of Madison Gas and Electric Company will be held in Middleton, Wisconsin, at the Holiday Inn -- Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin, on Monday, May 6, 1996, at 11:00 a.m., local time, for the purposes of:

          (1) Electing three directors of Class I to hold office until the Annual Meeting of Shareholders in 1999 and until their successors have been elected and qualified.

          (2) Considering and voting upon a proposed amendment of Article Third, Division A, of the Company's Restated Articles of Incorporation to (i) increase the number of shares of Common Stock authorized for issuance by the Company from the present 28,000,000 shares to 50,000,000 shares, and
     (ii) reduce the par value of Common Stock from $8.00 to $1.00 per share.

          (3) Transacting such other business as may properly come before the Meeting.

     Only those shareholders of Common Stock of record at the close of business on March 1, 1996, are entitled to vote at the Meeting. All shareholders are requested to be present at the Meeting in person or by proxy. Enclosed is a proxy.

     Your attention is directed to the Proxy Statement of Madison Gas and Electric Company on the following pages.

                                           By order of the Board of Directors

                                           GARY J. WOLTER, Secretary
March 26, 1996

                           -------------------------

     It is important to you and the Company that your shares be represented at the Annual Meeting of Shareholders. Even if you plan to attend the Meeting in person, you are requested to sign, date, and mail the enclosed proxy promptly -- regardless of the size of your stock holding.

     The signature on the proxy should correspond exactly with the name of the shareholder as it appears on the proxy. Where stock is registered in the names of two or more persons, all such persons should sign the proxy.

     If the proxy is signed as attorney, officer, personal representative, administrator, trustee, guardian, or similar capacity, please indicate full title as such.

                        MADISON GAS AND ELECTRIC COMPANY
                              POST OFFICE BOX 1231
                         MADISON, WISCONSIN 53701-1231

                                PROXY STATEMENT

To the Shareholders of the Common Stock of MADISON GAS AND ELECTRIC COMPANY:

     The Proxy Statement and accompanying proxy, to be mailed on or about March 26, 1996, are furnished as a part of the solicitation of proxies by the Board of Directors of Madison Gas and Electric Company (hereinafter referred to as the "Company"), to be voted at the 1996 Annual Meeting of Shareholders of the Company to be held in Middleton, Wisconsin, at the Holiday Inn -- Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin, on Monday, May 6, 1996, at 11:00 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder who executes a proxy may revoke it at any time before it is voted. A proxy may be revoked by written notice to the Company, execution of a subsequent proxy which is voted at the 1996 Annual Meeting, or attendance at the Meeting and voting in person. Attendance at the Meeting will not automatically revoke a proxy.

     As of March 1, 1996, the Company had outstanding 16,079,718 shares of 28,000,000 authorized shares of Common Stock. The Common Stock constitutes the only class of securities entitled to vote at the 1996 Annual Meeting of Shareholders. Only those shareholders of Common Stock of record at the close of business on March 1, 1996, are entitled to vote at the Meeting. At the 1985 Annual Meeting of Shareholders, the shareholders of the Company approved an amendment to the Company's Restated Articles of Incorporation (the "Restated Articles") limiting the voting power of any shareholder who acquires more than 10 percent of the Company's outstanding voting stock. To the knowledge of the Company, this limitation does not currently apply to any shareholder. Accordingly, at the present time, one share of Common Stock will be entitled to one vote. For those shareholders who are participants in the Company's Investors Plus Plan, the shares you have accumulated in the Plan are held by the Administrator of the Plan under the nominee name of Whimm & Co., and those shares, including your reinvestment shares, will be voted in accordance with the direction given on the proxy.

                               VOTING INFORMATION

     A shareholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees, or (iii) vote for the election of all such nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating on the proxy. A shareholder may, with respect to the proposal to amend the Company's Restated Articles of Incorporation, (i) vote for the proposal, (ii) vote against the proposal, or (iii) abstain from voting on the proposal. Proxies properly executed and received by the Company prior to the 1996 Annual Meeting of Shareholders and not revoked will be voted as directed therein. In the absence of a specific direction from a shareholder, proxies will be voted for the election of the named director nominees and for the proposal to amend the Company's Restated Articles of Incorporation. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted, such nonvotes will not be considered as votes cast with respect to such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

     If a quorum is present at the 1996 Annual Meeting, the three persons receiving the greatest number of votes will be elected to serve as Class I directors. Accordingly, withholding authority to vote for a director and nonvotes with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the 1996 Annual Meeting, approval of the proposal to amend the Company's Restated Articles of Incorporation requires the affirmative vote of two-thirds of the Common Stock outstanding and entitled to vote at the 1996 Annual Meeting. Accordingly, abstentions and nonvotes with respect to the proposal to amend the Company's Restated Articles of Incorporation have the legal effect of a vote against the proposal.

                             ELECTION OF DIRECTORS

     As described below, upon the retirement of Messrs. Bolz and Rennebohm at the 1996 Annual Meeting, the Board of Directors will consist of eight directors divided into three classes, one class having two directors and two classes having three directors, with one class being elected each year for a term of three years. Accordingly, it is proposed that the three nominees listed below be elected to serve as Class I directors for three-year terms, to expire at the 1999 Annual Meeting of Shareholders and upon the election and qualification of their successors.

     Mrs. Biddick and Messrs. Mebane and Rennebohm are currently Class I directors whose terms expire at the 1996 Annual Meeting. Mrs. Biddick and Mr. Mebane have been nominated for reelection. Mr. Rennebohm, age 73, who has been a director for 13 years, has informed the Board of his intention to retire from the Board and committees thereof upon the expiration of his term at the 1996 Annual Meeting. Ms. Millner has been nominated for election as a Class I director to fill the vacancy created by the retirement of Mr. Rennebohm.

     Each of the nominees has indicated a willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. If any of the nominees should become unable to serve, it is presently intended that the proxies solicited hereby will be voted for a substitute nominee designated by the Board of Directors.

     Mr. Bolz, age 73, who has been a director for 24 years, has also informed the Board of his intention to retire from the Board and committees thereof at the 1996 Annual Meeting. Mr. Bolz is currently a Class II director whose term would expire at the 1997 Annual Meeting of Shareholders. Shareholders are not being asked to elect a nominee to fill the vacancy created by Mr. Bolz's retirement.

     Under the terms of the Company's Bylaws, nominations for the Board of Directors made by shareholders must be made in writing and delivered or mailed to the Chief Executive Officer and/or President of the Company at the Company's principal executive offices not less than 14 days nor more than 60 days prior to the Annual Meeting of Shareholders. If less than 14 days' notice of the Annual Meeting is given to shareholders, such nominations must be delivered or mailed as specified above not later than the close of business on the fourth day following the day on which the notice was mailed. Such notification shall contain the following information to the extent known to the nominating shareholder: a) name and address of each proposed nominee, b) the principal occupation of each proposed nominee, c) the name and residence address of the nominating shareholder, and d) the number of shares of capital stock of the corporation owned by the nominating shareholder. Shareholder nominations for the 1996 Annual Meeting of Shareholders must be delivered or mailed to the Company no later than April 22, 1996.

     The following table sets forth the names of the nominees and the current directors who will continue in office after the Meeting, their ages, information as to their business experience for the last five years (unless otherwise noted), and the year they first became directors of the Company.

                                                                                  DIRECTOR
                     NAMES (AGES) AND BUSINESS EXPERIENCE                          SINCE
-------------------------------------------------------------------------------   --------
Nominees (Class I) -- Term Expiring in 1999
JEAN MANCHESTER BIDDICK (69), Madison, Wisconsin...............................     1982
  Retired Chief Executive Officer of Neesvig's Inc., a wholesale meat company, with which she was associated for more than 27 years.
DAVID C. MEBANE (62), Madison, Wisconsin.......................................     1984
  Chairman of the Board of Directors, President, and Chief Executive Officer of
  the Company, of which he has been an officer since 1980; also director of
  First Federal Capital Corp., a bank holding company.
REGINA M. MILLNER (52), Madison, Wisconsin.....................................
  Attorney and Real Estate Consultant for more than 10 years and President of
  RMM Enterprises, Inc., a real estate consulting firm; also director of Domus
  Equity Corporation.

                                                                                  DIRECTOR
                     NAMES (AGES) AND BUSINESS EXPERIENCE                          SINCE
-------------------------------------------------------------------------------   --------
Members of the Board of Directors Continuing in Office
Class II -- Term Expiring in 1997
H. LEE SWANSON (58), Cross Plains, Wisconsin...................................     1988
  Chief Executive Officer, President, and Director of the State Bank of Cross
  Plains, with which he has been associated for more than 30 years; also director of Mid-Plains Telephone Company, an independent telephone company.
FRANK C. VONDRASEK (67), Madison, Wisconsin....................................     1982
  Vice Chairman of the Board of Directors of the Company, of which he was an officer from 1974 through 1993.
Class III -- Term Expiring in 1998
RICHARD E. BLANEY (59), Madison, Wisconsin.....................................     1974
  Retired President of Richard Blaney Seeds Inc., sellers of hybrid seed corn, with which he was associated for more than 9 years.
FREDERIC E. MOHS (59), Madison, Wisconsin......................................     1975
  Partner in the law firm of Mohs, MacDonald, Widder & Paradise, of which he has been a member since 1968.
PHILLIP C. STARK (70), Madison, Wisconsin......................................     1985
  Chairman of the Board and Vice President and Secretary of The Stark Company,
  a real estate company, with which he has been associated for 47 years.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                      BY DIRECTORS AND EXECUTIVE OFFICERS
                             (AS OF MARCH 1, 1996)

     The following table lists the beneficial ownership of Common Stock of each director and nominee, the individuals named in the Summary Compensation Table, and the directors and executive officers as a group. In each case the indicated owner has sole voting power and sole investment power with respect to the shares shown except as noted.

                                                                                PERCENT OF
                                                          NUMBER OF SHARES     OUTSTANDING
                           NAME                          BENEFICIALLY OWNED    COMMON STOCK
    --------------------------------------------------   ------------------    ------------
    Burnett F. Adams..................................          1,144(2)             *
    Jean Manchester Biddick...........................          3,311                *
    Richard E. Blaney.................................          1,190                *
    Robert E. Domek...................................          7,068(1)(2)          *
    David C. Mebane...................................          7,650(1)(2)          *
    Regina M. Millner.................................            918                *
    Frederic E. Mohs..................................          1,591(3)             *
    Phillip C. Stark..................................          2,966                *
    H. Lee Swanson....................................          3,150(4)             *
    Frank C. Vondrasek................................         19,028(1)(2)          *
    Mark C. Williamson................................          1,747(2)             *
    Gary J. Wolter....................................          2,519(1)(2)          *
    All directors and executive officers as a
      group(17).......................................         72,213(2)             *

-------------------------
 *  Less than 1 percent.

(1) Messrs. Domek, Mebane, Vondrasek, and Wolter are directors of Madison Gas and Electric Company Foundation, Inc., and as such have shared voting and investment power in an additional 9,847 shares of Common Stock held thereby.

(2) Includes Common Stock held under the two Employee Stock Ownership Plans of the Company for the account of executive officers of the Company with respect to which such persons have sole voting but no investment power: Mr. Adams, 412 shares; Mr. Domek, 5,735 shares; Mr. Mebane, 4,588 shares; Mr. Vondrasek, 10,653 shares; Mr. Williamson, 12 shares; Mr. Wolter, 74 shares; and directors and executive officers as a group, 33,013 shares.

(3) Includes 544 shares of Common Stock with respect to which Mr. Mohs is trustee of a trust for the benefit of his children.

(4) Mr. Swanson is a member of the Qualified Plan Committee of the Profit Sharing Plan and the Money Purchase Pension Plan of the State Bank of Cross Plains and as such has shared voting and investment power in an additional 1,575 shares of Common Stock held thereby.

                                BOARD COMMITTEES

     The Company has an Audit Committee, a Compensation Committee, an Executive Committee, and a Personnel Committee.

     During the year ended December 31, 1995, a total of 12 meetings of the Board of Directors were held. All of the directors attended in excess of 75 percent of the aggregate of these meetings and (if they were members of the Audit, Compensation, Executive, or Personnel Committee) the meetings of the Audit, Compensation, Executive, and Personnel Committees.

     Directors who are not employees of the Company will receive $10,000 annually, plus $500 for each Board meeting attended and $350 for each Audit, Compensation, Executive, or Personnel Committee meeting attended. The Vice Chairman of the Board of Directors receives an additional $1,000 annual retainer. Mr. Mebane does not receive additional compensation for serving as a director.

     The members of the Audit Committee continuing in office are Mrs. Biddick and Messrs. Blaney, Mohs, Stark, Swanson, and Vondrasek. The Audit Committee held two meetings during 1995. The Audit Committee's function is to meet with the Company's internal auditors and independent public accountants and discuss with them the scope and results of their audits, the Company's accounting practices, and the adequacy of the Company's internal controls. The Audit Committee also approves services performed by the Company's independent public accountants.

     The members of the Compensation Committee continuing in office are Messrs. Blaney and Mohs. The Compensation Committee held four meetings during 1995. The function of the Compensation Committee is to review the salaries, fees, and other benefits of officers and directors and recommend compensation adjustments to the Board of Directors.

     The members of the Executive Committee are Mrs. Biddick and Messrs. Blaney, Mebane, Mohs, and Vondrasek. The Executive Committee held one meeting during 1995. The Executive Committee provides a means of taking prompt action when a quorum of the Board of Directors cannot be readily assembled. When the Board of Directors is not in session, the Executive Committee has the powers of the Board in the management of the business and affairs of the Company, except action with respect to dividends to shareholders, election of principal officers, or the filling of vacancies on the Board of Directors or committees created by the Board of Directors. The members of the Executive Committee are elected by the Board of Directors each year at the first meeting of the Board following the Annual Meeting of Shareholders to serve until the first Board meeting following the next Annual Meeting of Shareholders.

     The members of the Personnel Committee are Mrs. Biddick and Messrs. Mebane, Mohs, Swanson, and Vondrasek. The Personnel Committee held four meetings during 1995. The Personnel Committee makes recommendations with respect to the election of directors and officers of the Company. Nominations for the Board of Directors by shareholders, which are submitted to the Chief Executive

Officer and/or President of the Company, in the manner described above, will be considered by the Personnel Committee, the Board, or the Chief Executive Officer.

PROPOSED AMENDMENT TO ARTICLE THIRD, DIVISION A, OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO (I) INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE BY THE COMPANY FROM THE PRESENT 28,000,000 SHARES TO 50,000,000 SHARES, AND (II) REDUCE THE PAR VALUE OF COMMON STOCK FROM $8.00 PER SHARE TO $1.00 PER SHARE

     The Board of Directors has unanimously approved and recommended to the shareholders an amendment (the "Proposed Amendment") of Article Third, Division A, of the Restated Articles of Incorporation ("Articles") which reads as follows:

          "The number of shares of capital stock which the Company shall be authorized to issue is Fifty-One Million One Hundred Seventy-Five Thousand (51,175,000) shares, divided into Fifty Million (50,000,000) shares of Common Stock, $1.00 par value per share, and One Million One Hundred Seventy-Five Thousand (1,175,000) shares of Cumulative Preferred Stock, $25.00 par value per share."

     The Articles currently authorize the issuance of 28,000,000 shares of Common Stock and 1,175,000 shares of Cumulative Preferred Stock. On December 15, 1995, the Board of Directors declared a 3 for 2 stock split in the form of a stock dividend on the issued and outstanding shares of Common Stock, which was paid on February 20, 1996, to shareholders of record at the close of business on February 1, 1996. The payment of the stock dividend increased the number of issued shares of Common Stock from 10,719,812 to 16,079,718, leaving 11,920,282 shares available for issuance.

     The Proposed Amendment would increase the number of shares of Common Stock authorized for issuance to 50,000,000 shares and would not change the number of shares of Cumulative Preferred Stock authorized for issuance. The Proposed Amendment would have no effect on the rights attaching to Common Stock. The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will significantly enhance the Company's financial flexibility. Shares of Common Stock may be used for general corporate purposes, including stock splits and stock dividends, acquisitions, public and private offerings, stock options, and other employee benefit plans. Having additional authorized shares of Common Stock available for issuance will give the Company greater flexibility and may result in future acquisitions or issuances of Common Stock being effected without further shareholder action. The Company has no present plans to issue any of the additional shares of Common Stock which would be authorized by adoption of the Proposed Amendment.

     The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership, book value per share, and voting rights of the present holders of the Common Stock. The Proposed Amendment may also have the effect of discouraging attempts to take over control of the Company, as additional shares of Common Stock could be issued to dilute the stock ownership and voting power or increase the cost to a party seeking to obtain control of the Company. The Proposed Amendment is not being made in response to any known effort or threat to acquire control of the Company and is not part of a plan by management to adopt a series of amendments to the Articles having an anti-takeover effect.

     The decrease of the par value of each share of Common Stock from $8.00 to $1.00 will reduce correspondingly the Company's Common Stock account by $7.00 for each outstanding share. The proposed reduction in par value will not affect the rights of any shareholders of the Company and will not require share certificates to be exchanged. The effect of the reduction will allow the transfer of $7.00 per outstanding share from the Company's Common Stock account to the Amount Received in Excess of Par Value account. As of March 15, 1996, the amount transferable from the Company's Common Stock account to the Amount Received in Excess of Par Value account pursuant to this Proposed Amendment was $112,558,026. The reduction in par value will have no effect on total shareholders' equity as reflected in the Company's balance sheet, nor will the decrease in par value have any negative impact on the Company, its operations, or the manner in which it conducts its business.

     The approval of the Proposed Amendment requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the fiscal years 1993, 1994, and 1995 of the Chief Executive Officer and four other executive officers serving as executive officers on December 31, 1995, whose salary exceeded $100,000 for fiscal year 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                          -----------------------------------
                                                                                   AWARDS
                                           ANNUAL COMPENSATION            ------------------------    PAYOUTS
                                   -----------------------------------    RESTRICTED    SECURITIES    -------
                                                          OTHER ANNUAL      STOCK       UNDERLYING     LTIP         ALL OTHER
NAME AND PRINCIPAL                               BONUS    COMPENSATION    AWARDS ($)     OPTIONS      PAYOUTS    COMPENSATION ($)
  POSITION                 YEAR    SALARY ($)     ($)         ($)            (6)           (#)          ($)            (7)
-------------------------  ----    ----------    -----    ------------    ----------    ----------    -------    ----------------
David C. Mebane(1).......  1995     $264,321       0            0           $6,350           0           0            $2,250
  Chairman, President and  1994     $237,601       0            0                0           0           0            $2,250
  Chief Executive Officer  1993     $175,806       0            0                0           0           0            $2,249

Gary J. Wolter(2)........  1995     $146,517       0            0           $6,350           0           0            $2,046
  Senior Vice President-   1994     $122,221       0            0                0           0           0            $1,832
  Administration and       1993     $ 97,515       0            0                0           0           0            $1,445
  Secretary

Mark C. Williamson(3)....  1995     $141,580       0            0           $6,350           0           0            $  354
  Senior Vice President-   1994     $116,230       0            0                0           0           0            $  291
  Energy Services          1993     $ 95,468       0            0                0           0           0            $  239

Robert E. Domek(4).......  1995     $126,930       0            0           $6,350           0           0            $1,393
  Executive Vice
    President              1994     $112,255       0            0                0           0           0            $1,268
                           1993     $ 93,884       0            0                0           0           0            $1,238
Burnett F. Adams(5)......  1995     $127,665       0            0           $6,350           0           0            $  956
  Former Vice President-   1994     $107,074       0            0                0           0           0            $  802
  Procurement and          1993     $ 94,265       0            0                0           0           0            $  707
  Division Operations

-------------------------
(1) President and Chief Operating Officer until January 1, 1994, when he assumed the duties of Chief Executive Officer. Promoted to Chairman, President and Chief Executive Officer on May 9, 1994.

(2) Vice President-Administration and Secretary until May 1, 1995, when he was promoted to Senior Vice President-Administration and Secretary.

(3) Assistant Vice President-Energy Services until May 1, 1993, when he was promoted to Vice President-Energy Services. Promoted to Senior Vice President-Energy Services on May 1, 1995.

(4) Vice President-Human Resources until May 1, 1993, when he was promoted to Senior Vice President-Human Resources. Promoted to Executive Vice President on May 1, 1995.

(5) Assistant Vice President-Procurement and Division Operations until June 1, 1994, when he was promoted to Vice President-Procurement and Division Operations. Mr. Adams resigned as Vice President-Procurement and Division Operations effective January 31, 1996.

(6) The amounts in the table reflect the market value on the date of grant of restricted stock awarded under restricted stock award agreements. The number of shares of restricted stock held by each executive officer named in the table is 300, and the market value of such shares as of December 31, 1995, was $7,000 (each as adjusted for the 3 for 2 stock split paid on February 20, 1996). The restricted stock vests for each named executive who remains employed until February 16, 1997. Holders of shares of restricted stock are entitled to receive dividends on such shares at the same rate and at the same time as on the Common Stock.

(7) All other compensation for 1995 amounts are Company contributions to a 401(k) defined contribution plan.

                        REPORT ON EXECUTIVE COMPENSATION

CORPORATE MISSION

     The mission of Madison Gas and Electric Company is to provide quality gas and electric utility service to its customers at competitive rates; to meet all customers' gas, electric, and related energy needs; and to earn a reasonable return for investors. MGE is committed to maintaining the highest standards of corporate citizenship and fair treatment for all employees.

COMPENSATION PHILOSOPHY

     The principal goal of the Madison Gas and Electric Company compensation program is to pay employees, including executive officers, at levels which are:

     - reflective of how well the Company is achieving its corporate mission

     - consistent with the Company's current financial condition, earnings, rates, total shareholder return, and projected Consumer Price Index

     - reflective of individual performance and experience

     - competitive in the marketplace

     - administered in a fair and consistent manner.

     The 1995 compensation program for executives was comprised of base salary, plus a restricted stock award of 200 shares of MGE Common Stock. The 200 shares of restricted Common Stock were awarded to all officers in February of 1995 in recognition of 1994 record earnings. Executive salaries are established within a salary range that reflects competitive salary levels for similar positions in similar-sized gas and electric utilities. The utilities used for salary comparison are not the same companies included in the performance graph peer group in this Proxy Statement. The Upper Midwest combination utilities included in the performance graph peer group were selected to reflect utilities facing similar weather and economic conditions. Many of these companies are larger than MGE with much higher compensation structures. When examining compensation peer groups, it was determined more appropriate to consider similar-sized utilities.

     The midpoint (or middle) of an executive's salary range is approximately equal to the median salary level of the surveyed utilities. An executive's position in the range reflects his or her performance over a period of years in that position, the executive's experience in that position, and Company performance.

     Specific individual or Company performance targets are not set. Instead, an executive's salary within the salary range is determined by subjectively evaluating the individual's performance and experience and the Company's performance.

     While MGE's current compensation program has functional adequacy to retain and fairly compensate the Company's executives, the Compensation Committee and the full Board review the objectives of the executive compensation program on a continuing basis. Each year, the Compensation Committee reviews and recommends to the Board annual salaries, salary grades and ranges, and the overall salary program design for the Company's executives. A study was performed for the Company in 1995 by a compensation consultant. The study compared the pay levels of key MGE executives to pay levels of general industry and pay levels of other utilities with revenues of approximately $250 million. This study showed that pay levels for MGE executives were generally below the median of salary and incentive compensation for both general industry and similar-sized utilities. Salary adjustments were made to move Company executives closer to the market median for their positions and to reflect the Company's performance as discussed below.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

     Company performance factors such as earnings, rates, shareholder return, and other financial criteria are used in determining the CEO's and other executive officers' positions in his or her salary range as described above.

     Company performance in 1995 continued to be strong. MGE achieved earnings of $2.23 per share. Total shareholder return exceeded MGE's peer group of utilities for the five-year period ended December 31, 1995. During 1995, the Company also held its electric rates and natural gas rates constant. The CEO's annual salary was increased to $260,340 to reflect these recent accomplishments. Mr. Mebane, as well as all other MGE officers, received the award of 200 shares of restricted stock in recognition of 1994 record earnings. The CEO's total 1995 compensation remains below the market total compensation for both general industry and similar-sized utilities identified in the compensation study.

                                           Richard E. Blaney
                                           Robert M. Bolz
                                           Frederic E. Mohs

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the Company, S&P 500, and a Peer Group Index weighted according to each company's market capitalization as of the beginning of each annual period.

                        MADISON GAS AND ELECTRIC COMPANY
                             FINANCIAL PERFORMANCE
                 CUMULATIVE FIVE-YEAR TOTAL RETURN* COMPARISON

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             MGE           S&P 500       PEER GROUP
1990                                       100             100             100
1991                                       147             130             127
1992                                       165             140             135
1993                                       181             155             153
1994                                       184             157             145
1995                                       210             215             189

  Assumes $100 invested on December 31, 1990, in each of the Company's Common
                       Stock, S&P 500, and the Peer Group
                *Total return assumes reinvestment of dividends

             --------------------------------
                           S&P           PEER
              MGE          500          GROUP
             --------------------------------
1990         $100         $100          $100
1991         $147         $130          $127
1992         $165         $140          $135
1993         $181         $155          $153
1994         $184         $157          $145
1995         $210         $215          $189

     The Peer Group selected by the Company is composed of the following Upper Midwest combination utilities:

              Cilcorp Inc.                               ***MidWest Resources
              Cinergy Corp.                              Minnesota Power & Light
              Cipsco Inc.                                Nipsco Industries Inc.
              CMS Energy Corp.                           Northern States Power-MN
              DPL Inc.                                   ****SIGCorp. Inc.
              IES Industries Inc.                        St. Joseph Light & Power
              Illinova Corp.                             Utilicorp United Inc.
              Interstate Power Co.                       Wisconsin Energy Corp.
              *Iowa-Illinois Gas & Elec.                 WPL Holdings Inc.
              **MidAmerican Energy Co.                   WPS Resources Corp.

     Note: Data accumulated by S&P Compustat Services

   * Consolidated with MidWest Resources into MidAmerican Energy Co.

  ** Consolidation of Iowa-Illinois Gas & Electric and MidWest Resources

 *** Consolidated with Iowa-Illinois Gas & Electric into MidAmerican Energy Co.

**** Name change from Southern Indiana Gas & Electric

                 PENSION PLAN AND SUPPLEMENTAL RETIREMENT PLAN

     The Company has a noncontributory qualified defined benefit Pension Plan covering its salaried employees. The amount of pension is based upon years of service and final 60-month average earnings prior to retirement.

     The following table indicates the estimated maximum retirement benefits payable (unreduced for survivor protection) at the normal retirement age of 65 for specified compensation and years of service classifications. Substantially all compensation shown in the salary column of the summary compensation table is included in compensation under the Pension Plan, subject to any statutory regulations imposed by the Internal Revenue Code. Information in this table is based on the Pension Plan formula for years of service credit earned in 1986 and subsequent years. The retirement benefits are not subject to any reduction for Social Security benefits received by the employees or for any other offset amounts.

                             PENSION PLAN TABLE (1)

                                            ANNUAL PENSION AT NORMAL RETIREMENT AGE OF
                                                                65
                                             AFTER YEARS OF SERVICE INDICATE BELOW(2)
                                            -------------------------------------------
                                                                                  25
                 FINAL FIVE-YEAR              10          15          20         YEARS
              AVERAGE ANNUAL SALARY          YEARS       YEARS       YEARS      OR MORE
        ---------------------------------   -------     -------     -------     -------
        $100,000.........................   $12,500     $18,750     $25,000     $31,250
        $125,000.........................   $15,625     $23,438     $31,250     $39,063
        $150,000.........................   $18,750     $28,125     $37,500     $46,875

-------------------------
(1) The retirement benefits reflect limits imposed by the Internal Revenue Code on benefit amounts and covered compensation.

(2) The Pension Plan Table does not reflect service credit prior to 1986 when the Pension Plan required employee contributions. The normal retirement pension for employees with service credits prior to 1986 will exceed the amounts shown in the Pension Plan Table, depending on their years of pre-1986 service and contributions made to the Pension Plan.

     The estimated annual retirement benefit payable at normal retirement age of 65 under the Pension Plan formula (assuming continuation of 1995 compensation levels through retirement and taking into account employee contributions and service credits for 1985 and prior years) is $53,184 to Mr. Mebane, $46,047 to Mr. Wolter, and $46,316 to Mr. Williamson. The estimated annual retirement benefit payable to Mr. Adams at normal retirement age of 65 under the Pension Plan formula is $15,151. At December 31, 1995, the estimated annual retirement benefit payable to Mr. Domek was $40,019.

     The full credited years of service under the Pension Plan are 19 for Mr. Mebane, 12 for Mr. Wolter, 10 for Mr. Williamson, and 25 for Mr. Domek.

     Officers of the Company are also covered under a nonqualified supplemental retirement plan which provides a supplemental retirement benefit. The supplemental retirement benefit is a designated percentage ranging from 55 to 70 percent of the final 60-month average earnings less the benefit payable from the Pension Plan described above. The designated percentage is based on the officer's age at retirement. The estimated supplemental annual retirement benefit payable at normal retirement age of 65 under the supplemental retirement plan (assuming continuation of 1995 compensation levels through retirement) is $125,739 to Mr. Mebane, $59,952 to Mr. Wolter, and $57,432 to Mr. Williamson. The estimated annual supplemental retirement benefit payable to Mr. Adams at normal retirement age of 65 under the supplemental retirement plan is $52,574. At December 31, 1995, the estimated annual supplemental retirement benefit payable to Mr. Domek was $30,497.

                           DEFERRED COMPENSATION PLAN

     Officers of the Company are permitted to defer a portion of their current salary under a nonqualified deferred compensation plan initiated in 1984. Two officers contributed to the plan during 1995. Participants in the plan are entitled to receive deferred compensation upon termination of active employment. Deferred compensation under this plan does not constitute compensation as defined under the Pension Plan described above.

     The Company has entered into a trust agreement for the purpose of assuring the payment of the Company's obligations under the supplemental retirement plan and deferred compensation plan. Under the trust agreement, in the event of a change in control or potential change in control of the Company, the Company will be obligated to deliver to the trustee cash or marketable securities having a value equal to the present value of the amounts which the Company is obligated to pay under such plans and the costs of maintaining the trust. "Change in control" is defined generally as the acquisition by any person, subject to certain exceptions, of beneficial ownership of 20 percent or more of the Common Stock; a change in the majority of the Board of Directors; certain mergers or similar transactions involving the Company's assets where, among other conditions, the current shareholders do not constitute at least 60 percent of the shareholders of the resulting or acquiring entity; or a liquidation of the Company.

                                SEVERANCE PLANS

     The Company has entered into severance agreements with certain key employees, including Messrs. Mebane, Wolter, Williamson, and Domek. Under these agreements, each such employee is entitled to a severance payment following a change in control of the Company as defined above if, within 24 months after such change in control, employment with the Company is terminated by (i) the Company, (ii) the employee for good reason, or (iii) the employee for any reason during the 30-day period commencing one year after the date of change in control. Each agreement has a three-year initial term, but on the first anniversary of execution and each anniversary thereafter, the agreement is extended for an additional year, unless either the Company or the employee gives notice not to extend the agreement or a change in control of the Company has occurred. Severance payments will be equal to three times the employee's annual base salary plus three times the highest bonus paid during any of the five years preceding a change in control. If the employee receives severance benefits following a change in control, health, life, and disability benefits are continued for up to three years, and the employee will also be grossed up for any excise taxes the employee may incur. In circumstances not involving a change in control of the Company, Messrs. Mebane, Wolter, Williamson, and Domek, like other salaried employees, are entitled under the Company's general severance plan to a payment equal to two weeks of compensation plus the employee's weekly compensation multiplied by the number of years of employment, not exceeding 24.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies from the shareholders of the Company personally or by telephone. The Company has retained Morrow & Co., Inc., to aid in the solicitation of proxies at a fee of $6,000 plus expenses.

                     RECEIPT OF SHAREHOLDERS' PROPOSALS AND
                  DIRECTOR NOMINATIONS FOR NEXT ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Shareholders, any shareholders' proposals must be received at the Company's principal executive offices at 133 South Blair Street, Post Office Box 1231, Madison, Wisconsin 53701-1231, no later than November 26, 1996.

     Shareholder nominations for Class II directors to be elected at the 1997 Annual Meeting of Shareholders must be submitted in the manner described in Election of Directors above not less than 14 days nor more than 60 days prior to the 1997 Annual Meeting.

                                 OTHER MATTERS

     The Company's Annual Report for the year 1995 has been mailed to shareholders.

     The management has no knowledge of any other matters to be brought before the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the proxies in accordance with their judgment on such matters.

     The Board of Directors has selected Coopers & Lybrand L.L.P. to audit the consolidated financial statements of the Company and its subsidiaries for 1996. Coopers & Lybrand L.L.P., the Company's independent public accountant in 1995, is expected to have a representative present at the meeting who may make a statement and will be available to respond to appropriate questions.

                                           Madison Gas and Electric Company

                                           DAVID C. MEBANE
                                           DAVID C. MEBANE
                                           Chairman of the Board, President,
                                           and Chief Executive Officer

Dated March 26, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MADISON GAS AND
                                ELECTRIC COMPANY

        The undersigned Common Stock shareholder of MADISON GAS AND ELECTRIC COMPANY hereby appoints RICHARD E. BLANEY, DAVID C. MEBANE, AND FRANK C. VONDRASEK, and each of them, as proxies with power of substitution (to act by a majority of such of them as shall be present) to represent and to vote all shares of stock the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Holiday Inn -- Madison West, 1313 John Q. Hammons Drive, Greenway Center, Middleton, Wisconsin, on Monday, May 6, 1996, at 11:00 a.m., local time, and at all adjournments thereof:

        (1) The election of members of Class I of the Board of Directors as provided in the Company's Proxy Statement:

                 / / FOR all nominees listed below
                   (except as marked to the contrary below)

                 / / FOR all nominees listed below                           / / WITHHOLD AUTHORITY to vote for all nominees listed

                   (except as marked to the contrary below)                  below

        Class I (3 years) -- J. Biddick, D. Mebane, and R. Millner (to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below):

     ----------------------------------------------------------------------

        (2) An amendment of Article Third, Division A, of the Company's Restated Articles of Incorporation to (i) increase the number of shares of Common Stock authorized for issuance by the Company from the present 28,000,000 shares to 50,000,000 shares, and (2) reduce the par value of Common Stock from $8.00 per share to $1.00 per share.

             / / For          / / Against          / / Abstain

        (3) In their discretion upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED WITH RESPECT TO PROPOSALS NUMBERED (1) AND (2). IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" ALL NOMINEES AND "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION.

        This proxy revokes any proxy heretofore given.
        --------------------------------------------------- , 1996
        MONTH             DAY

        This proxy revokes any proxy heretofore given.               ------------------------------------------------- (L.S.)

        --------------------------------------------------- , 1996   ------------------------------------------------- (L.S.)

        MONTH             DAY                                        Please sign exactly as name appears hereon. For joint

                                                                     accounts, all tenants should sign. Executors,

                                                                     Administrators, Trustees, etc., should so indicate when

                                                                     signing.
